Exhibit 99

Bassett Comments on Proposal by CSC Generation Holdings

Board Unanimously Rejected CSC Proposals as They Undervalued the Company

BASSETT, Va., October 11, 2022 -- Bassett Furniture Industries, Inc. (Nasdaq: BSET) today commented that its Board of Directors, in consultation with its independent financial and legal advisors, previously found that two unsolicited, preliminary non-binding proposals from CSC Generation Holdings, Inc. (“CSC”) to acquire Bassett significantly undervalued the Company and, as a result, rejected both proposals. The most recent proposal, which CSC has made public today, was for $21.00 per share in cash.

Robert H. Spilman, Jr., Chairman and CEO, said, “CSC’s effort to make the proposal public does not change the fact that it undervalues the company. The Board, with the assistance of independent legal and financial advisors, carefully considered both offers as well as the comments related to CSC’s digital first strategy and determined that the proposals substantially undervalue the company, are highly opportunistic given recent turmoil in the stock markets and not in the best interests of the company and its numerous stakeholders.”

Added Spilman, “CSC acquired a large number of shares in the company earlier this year, of which the majority were sold shortly thereafter, and Bassett has proactively engaged with CSC consistently since the company became aware of CSC’s investment. During those discussions, it was of particular interest to us that CSC founder, Justin Yoshimura, first broached the idea of a commercial partnership with the company and admitted that the category of retail which Bassett operates in was particularly difficult for them and their experience with Sur La Table is not entirely transferable to furniture. This lack of understanding of our business, the necessity of our omnichannel strategy and the multitude of highly collaborative relationships and partnerships that Bassett has successfully cultivated over 120 years reinforced our concerns about CSC’s approach.”

The Bassett Board of Directors will continue to act in the best interests of all shareholders and is confident in Bassett’s ability to create shareholder value over the near and long-term.

Raymond James is serving as financial advisor to Bassett. McGuireWoods and Vinson & Elkins are serving as legal counsel to Bassett.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 92 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

J. Michael Daniel, Senior Vice

President and Chief Financial Officer

(276) 629-6614 – Investors

Peter D. Morrison, Vice President of

Communications

(276) 629-6387 – Media

Dan Gagnier

Gagnier Communications

(646) 342-8087 – Media